Exhibit 99.1


                LION Announces Second Quarter Financial Results;
    Revenue Growth and Profitability Expected in the Second Half of the Year


    SEATTLE--(BUSINESS WIRE)--July 27, 2005--LION, Inc. (OTCBB:LINN), a leading provider of online lead generation and advanced business solutions that streamline the mortgage fulfillment process, today announced its financial results for the second quarter and six months ended June 30, 2005.
    Revenue for second quarter 2005 was $3,998,794 up 11.8% from $3,576,094 for second quarter 2004 and down 1.0% from first quarter 2005 revenue of $4,040,916. Revenue for the first six months of 2005 increased 8.0% to $8,039,710 from $7,446,275 for the same period in 2004.
    The Company recorded a net loss for second quarter 2005 of $179,308 compared to net income of $384,608 for the same quarter in the prior year, and a net loss of $148,861 for first quarter 2005. The net loss for second quarter 2005 included a non-recurring charge of approximately $151,000 related to severance expenses incurred in connection with headcount reduction associated with streamlining the Company's operations in the second quarter. Net income for second quarter 2004 included a one-time gain of $433,000 related to settlement of an insurance claim. The Company reported a net loss for the first six months of 2005 of $328,169 compared to net income of $390,319 for the same period in 2004.
    The Company recorded an operating loss of $172,636 for the quarter, inclusive of the $151.000 non-recurring severance charge, compared to an operating loss of $44,316 in the same quarter a year ago, and an operating loss of $136,776 for first quarter 2005. For the first six months of 2005, the Company reported an operating loss of $309,412 compared to an operating loss of $34,836 for the same period last year.
    The Company continued to exhibit positive operating cash flow and ended the quarter with $4.6 million in cash inclusive of cash, cash equivalents and restricted funds, up from $4.5 million as of March 31, 2005.
    "We expect sequential revenue growth in each of the third and fourth quarters of 2005, and for full year 2005 revenue to be higher than 2004. We also expect to record net income in each of the third and fourth quarters," said Randall D. Miles, Chairman and CEO of LION, Inc. "Our financial results for the second quarter and first half of 2005 were impacted by our extended focus on integrating the Ignition and TRMS acquisitions. Our integration effort has taken longer and has been more intrusive on operations than we had anticipated; however, we have now completed the critical technological and personnel integration aspects of those acquisitions. The net loss in second quarter 2005 was primarily attributable to higher planned expenses associated with our sales and marketing initiatives and non-recurring expenses including those relating to Sarbanes-Oxley compliance, the annual shareholder meeting and severance charges related to a second quarter headcount reduction to take advantage of efficiencies made possible by progress in integrating our acquisitions. While every quarter includes some form of non-recurring expense, the $263 thousand in expenses incurred in the second quarter attributable to these items are of a scope we don't expect in the remainder of the year.
    "Having recently announced the hiring of an experienced leader to leverage the high volume of consumer traffic in our Leads unit, completing the migration to a more robust technology platform that expands our ability to capture incremental transaction fees in our Loans unit and continuing to expand our Capital Markets customer base, positions us to achieve our financial goals for the second half of the year: restoring sustainable profitability; growing revenue; and maintaining positive cash flow and a strong balance sheet. With our integration activity behind us, our efforts are now fully concentrated on successfully executing our growth plan. Our recently announced customer wins, strong sales pipeline and our financial performance late in the second quarter are beginning to reflect the growth potential of the initiatives that have been underway over the last year."

    Recent Highlights

    -- Signed 6 new risk management customers, bringing the year to date new customer total to 12

    --  Completed strategic technology platform migration

    -- Strategic management hire to head Mortgage 101 lead generation business unit

    --  $14 billion in loan volume locked using LockPoint Xtra(R)

    -- $29 billion in loan volume hedged through Pipeline Tools risk management technology

    -- Relationships with approximately 55,000 realtors, 12,000 mortgage brokers and 200 mortgage lenders

    Conference Call Details

    LION, Inc. will host a conference call to discuss its second quarter financial results at 4:30 p.m. EDT today. Participants may join the conference call by dialing 800-798-2864 (for U.S. participants only) ten minutes prior to the start of the conference call. International participants can dial in to the call at 617-614-6206. The conference call passcode is 78796221. The call will also be broadcast over the Internet and can be accessed through the Company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site following the conference call and by telephone through August 3, 2005. To access the replay by telephone, dial 888-286-8010 for U.S. participants and 617-801-6888 for International participants and enter the passcode 34387745.

    About LION, Inc.

    LION, Inc. is a leading online mortgage lead generator that also provides advanced business solutions that streamline the mortgage loan fulfillment process in the over $2 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the state of Washington for 2004. For more information about LION, please visit www.lioninc.com

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of July 27, 2005, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, including (without limitation) under the captions, "Factors That May Affect Forward Looking Statements" and "Management's Discussion and Analysis," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.



                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                              (Unaudited)


                       Three months ended June   Six months ended June
                                  30,                      30,
                       ----------------------- -----------------------
                             2005        2004        2005        2004
                        ----------  ----------  ----------  ----------


Revenues               $3,998,794  $3,576,094  $8,039,710  $7,446,275

Expenses
  Direct costs          1,620,778   1,328,280   3,310,349   2,792,630
  Selling and marketing   610,125     552,086   1,253,917   1,048,665
  General and
   administrative       1,200,537     899,277   2,252,829   2,064,427
  Research and
   development            606,469     696,557   1,268,315   1,296,807
  Depreciation and
   amortization           133,521     144,210     263,712     278,582
                        ----------  ----------  ----------  ----------
                        4,171,430   3,620,410   8,349,122   7,481,111
                        ----------  ----------  ----------  ----------

     Operating (loss)
      income             (172,636)    (44,316)   (309,412)    (34,836)

Other income (expense)
 - net                     (3,471)    430,424     (12,356)    427,164
                        ----------  ----------  ----------  ----------

     Net (loss)
      income before
      tax                (176,107)    386,108    (321,768)    392,328

Income tax expense          3,201       1,500       6,401       2,009
                        ----------  ----------  ----------  ----------

     NET (LOSS)
      INCOME           $ (179,308) $  384,608  $ (328,169) $  390,319
                        ==========  ==========  ==========  ==========

Net (loss) income per
 common share,
   basic and diluted   $        -  $      .01  $    (0.01) $      .01
                        ==========  ==========  ==========  ==========



                       LION, Inc. and Subsidiary
                 CONSOLIDATED CONDENSED BALANCE SHEETS

                                ASSETS


                                   June 30, 2005     December 31, 2004
                                    (Unaudited)
                               ------------------ --------------------

CURRENT ASSETS
  Cash and cash equivalents    $       4,350,998   $        4,518,300
  Accounts receivable - net            1,439,547            1,841,840
  Deferred taxes                         150,000              150,000
  Prepaid expenses and other             631,724              436,888
                                -----------------   ------------------

       Total current assets            6,572,269            6,947,028

PROPERTY AND EQUIPMENT, net              829,068              931,079

OTHER ASSETS
  Goodwill - net                       2,590,130            2,590,130
  Other assets                           324,408               76,980
                                -----------------   ------------------

                               $      10,315,875   $       10,545,217
                                =================   ==================



                  LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
  Accounts payable             $         525,329   $          294,235
  Accrued liabilities                  1,198,689            1,334,659
  Current maturities of
   long-term obligations                  51,711              255,621
  Deferred revenue                     1,012,040            1,050,128
                                     -----------          -----------

       Total current
        liabilities                    2,787,769            2,934,643

LONG-TERM OBLIGATIONS, less
 current maturities                      975,386              995,305

STOCKHOLDERS' EQUITY                   6,552,720            6,615,269
                                     -----------          -----------

                               $      10,315,875   $       10,545,217
                                     ===========          ===========



                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)


                       Three Months Ended
                    ------------------------
                                             Six Months Ended June 30,
                      March 31,    June 30,  -------------------------
                        2005         2005           2005        2004
                    -----------  ----------- -------------- ----------

Net (loss) income   $ (148,861)  $ (179,308)   $ (328,169) $  390,319
Non-cash items         195,322      192,017       387,339     503,711
Changes in working
 capital               175,784      121,281       297,065      53,022
                     ----------   ----------    ----------  ----------
  Net cash provided
   by operating
   activities          222,245      133,990       356,235     947,052

  Net cash used in
   investing
   activities          (80,720)     (81,663)     (162,383)   (282,641)

Restricted cash for
 letter of credit     (280,000)           -      (280,000)          -
Other net uses of
 cash for financing
 activities           (161,130)      79,976       (81,154)    130,012
                     ----------   ----------    ----------  ----------
  Net cash (used in)
   provided by
   financing
   activities         (441,130)      79,976      (361,154)    130,012

Net (decrease)
 increase in cash
 and cash
 equivalents          (299,605)     132,303      (167,302)    794,423
Cash and cash
 equivalents at
 beginning of period 4,518,300    4,218,695     4,518,300   2,883,314
                     ----------   ----------    ----------  ----------
Cash and cash
 equivalents at end
 of period          $4,218,695   $4,350,998    $4,350,998  $3,677,737
                     ==========   ==========    ==========  ==========




    CONTACT: LION, Inc.
             Dave Stedman, 800-546-6463